Exhibit 99.2

DATED 22 November 2016

morgancreek investment holdings limited

as Chargor

and

Haitong International Securities Company Limited

as Chargee

SHARE CHARGE

PROSKAUER ROSE

Suites 1701-1705, 17/F

Two Exchange Square

8 Connaught Place, Central

Hong Kong

CONTENTS PAGE

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THIS DEED OF SHARE CHARGE (this “Deed”) is made the 22nd day of November 2016

BETWEEN:

(1)	MORGANCREEK INVESTMENT HOLDINGs LIMITED (Company No. 1796272), a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Chargor”); and

(2)	HAITONG INTERNATIONAL SECURITIES COMPANY LIMITED (Company No. 32293), a company incorporated with limited liability under the laws of Hong Kong with its registered office at 22/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong (the “Chargee”).

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)         By a note purchase agreement (the “Note Purchase Agreement”) dated 21 November 2016 (as the same may be amended, supplemented or otherwise modified from time to time), entered into by and between the Chargor and the Chargee, the Chargor has agreed to issue to the Chargee, and the Chargee has agreed to purchase from the Chargor notes in the aggregate principal amount of US$70,000,000 (the “Notes”), pursuant to the terms and subject to the conditions therein.

(B)	It is a condition precedent to the purchase of the Notes under the Note Purchase Agreement that the Chargor enters into this Deed.

(C)	The board of directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Deed:

“Accruing Property” means all stock, shares, loan capital, bonds, investments or other securities (whether or not marketable), rights or other property accruing, offered or issued pursuant to the Accruing Rights.

“Accruing Rights” means all allotments, accretions, offers, rights, benefits and advantages (including all voting rights) whatsoever at any time accruing, offered or arising in respect of or incidental to any Charged Shares by way of conversion, redemption, bonus, preference, purchase, substitution, exchange or as a result of any exercise of any option, warrant, conversion right in respect of any Charged Shares from time to time deposited in the Securities Account or any other right, power or privilege in respect of dividend (in cash or in specie), distribution, interest or otherwise in respect of any Charged Shares from time to time deposited in the Securities Account.

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“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Bankruptcy Laws” means any domestic or foreign Law relating to bankruptcy, restructuring, composition, judicial management, moratorium, insolvency, liquidation, reorganisation, administration or relief of debtors.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charged Shares” means all Shares now or in the future owned by the Chargor and held in the Securities Account (the particulars of which are set out in Schedule 1 (Particulars of Charged Shares)).

“Chargee” has the meaning given to it in the Preamble of this Deed.

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Chargor” has the meaning given to it in the Preamble of this Deed.

“Clearing Systems” means any depositary, settlement system or custodian therefor and any other person whose business is or includes the provision of clearing and/or settlement services or the provision of security accounts or any nominee or depositary for such person.

“Companies Ordinance” means the Companies Ordinance (Cap. 622) of the Laws of Hong Kong.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Currency of Account” means the currency in which the relevant indebtedness is denominated or, if different, is payable.

“Event of Default” has the meaning given to it in the Terms and Conditions.

“Hong Kong” means The Hong Kong Special Administrative Region of the People’s Republic of China.

“Liability” means any present and future obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity, and “Liabilities” shall be construed accordingly.

“Listco” means Concord Medical Services Holdings Limited, a public company with limited liability incorporated under the laws of the Cayman Islands with its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands KY1-1112, and listed on NYSE under the symbol “CCM”.

“Note Purchase Agreement” has the meaning given to it in Recital A.

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“Notes” has the meaning given to it in Recital A.

“Ordinances” means collectively, the CPO and the Companies Ordinance.

“Party” and “Parties” have the meaning set forth in the Preamble of this Deed.

“Perfection Requirements” means the making of the appropriate registrations of, and the obtaining of any necessary Authorisation and taking of all other actions in respect of the Security provided by this Deed, as contemplated by any legal opinion to be delivered pursuant to the Note Purchase Agreement.

“Receiver” means any receiver, manager, receiver and manager or other similar officer appointed in respect of the Charged Assets by the Chargee in respect of the Security hereby granted or any part thereof.

“Safe-Keeping Agent” means Haitong International Securities Company Limited or such entity as approved from time to time by the Chargee to provide safe-keeping services in respect of the Charged Shares.

“Secured Obligations” means all present and future Liabilities of the Chargor and the Obligors to the Secured Parties (or any of them) under or in relation to the Transaction Documents (including, without limitation, all Liabilities arising out of any extension, variation, modification, restatement or novation of such Transaction Documents whatsoever).

“Secured Parties” means the Chargee and any successors, endorsees, transferees and assigns of the Chargee.

“Securities Account” means the account in the name of the Chargor opened with the Safe-Keeping Agent or sub-account (including any replacement account) established by a Clearing System or any other person for the holder of the account or sub-account which is more specifically set out in Schedule 2 for the recording of (i) deposit or withdrawal of any of the Charged Shares title to which is registered in a computer based system or certificate to which is deposited in a Clearing System, settlement system or central depositing system, which provides for the recording of the title to or the deposit and withdrawal of the certificate to such share and for the dealing in such share by way of book-entries, and for dealing in such Charged Shares by the holder of the account as may from time to time be re-designated or re-numbered, and (ii) receiving from time to time all dividends, interest and other moneys arising from the Charged Shares, or from settlement of Charged Shares charged under this Deed (if so permitted by the Chargee) as may be from time to time be re-designated or re-numbered.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Deed and ending on the date upon which the Chargee is satisfied that:

(a)	none of the Secured Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to the Chargor under any of the Transaction Documents; and

(b)	the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

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“Shares” means the ADSs, and if there is a sub division, consolidation or reclassification of those shares, the shares resulting from it.

“Specified Rights” means all of the Chargor’s rights both present and future against any relevant Safe-Keeping Agent or the relevant Clearing System with respect to the Charged Shares, the Securities Account including any rights that the Chargor may have to require delivery to it of the Charged Shares or any securities equivalent to or representing the Charged Shares, all rights (whether contractual or otherwise) against, including rights to give instructions to, the relevant Safe-Keeping Agent with respect to the Charged Shares and the Securities Account and all claims for damages and rights to receive monies due or to become due for any reason whatsoever in connection with the Charged Shares and the Securities Account.

“transfer” or “deposit” includes (a) convey, deposit or otherwise vest the title to the Charged Assets in the person to whom the same are to be transferred; and (b) in relation to Charged Shares, convey, deposit, appropriate or otherwise transfer by electronic or paper based book-entry systems to the credit balance of the Securities Account of a person to whom the same are to be conveyed, deposited, appropriated or otherwise transferred.

“US$” means the lawful currency of the United States of America.

“Winding-up” means bankruptcy, restructuring, composition, winding-up, amalgamation, reconstruction, administration, judicial management, dissolution, liquidation, insolvency, merger or consolidation or any analogous procedure or step in any jurisdiction, and in the case of amalgamation, reconstruction, merger or consolidation, the entity involved is or becomes insolvent.

1.2	Defined Terms

Unless this Deed provides otherwise, a term which is defined (or expressed to be subject to a particular construction) in the Note Purchase Agreement shall have the same meaning (or be subject to the same construction) in this Deed.

1.3	Construction

1.3.1	Unless a contrary indication appears, any reference in this Deed to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	the “Chargee”, the “Chargor”, any “Party” or any “Secured Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iii)	a “Transaction Document” or any other agreement or instrument is to that Transaction Document or other agreement or instrument as amended or novated;

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(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(vii)	in the context of the rights, powers, privileges, discretions and immunities conferred on the Chargee or a Receiver, references to “charge” or “mortgage” in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to this Deed and references to mortgaged land in any provision of the CPO shall, for the purpose of this Deed, be deemed to be references to the Charged Assets;

(viii)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(ix)	references to any document are to be construed as references to such document as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time; and

(x)	the Schedules to this Deed form part of it and shall have the same force and effect as if expressly set out in the body of this Deed.

1.3.2	Clause and Schedule headings are for ease of reference only and shall be ignored in the interpretation of this Deed.

1.4	Continuing Event of Default

An event which constitutes an Event of Default shall be regarded as continuing if it has not been remedied or waived in writing.

1.5	Third Party Rights

Notwithstanding any terms of this Deed, the consent of any third party (other than the Secured Parties) is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

1.6	Effect as a Deed

This Deed is intended to take effect as a deed notwithstanding that the Chargee may have executed this Deed under hand only.

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2.	Covenant to Pay

2.1	Payment of Secured Obligations

The Chargor agrees that it will pay and discharge the Secured Obligations when due in accordance with the terms of the Transaction Documents or, if such Secured Obligations do not specify a time for payment, immediately on demand by the Chargee.

2.2	Proportionate Payment

Each sum appropriated by the Chargee in accordance with the Transaction Documents in or towards payment of a particular part of the Secured Obligations shall to the extent of that appropriation discharge the Chargor's obligations in respect of that part of the Secured Obligations both to any Secured Party to which the same is owed, and to the Chargee.

3.	SECURITY

3.1	The Chargor, as beneficial owner and as continuing security for the due and punctual payment and discharge of all Secured Obligations, charges in favour of the Chargee by way of first fixed charge all of the Chargor’s present and future rights and title to, and interest from time to time in, any and each of the following:

3.1.1	all its present and future Charged Shares;

3.1.2	the Securities Account;

3.1.3	all Accruing Property; and

3.1.4	all Accruing Rights.

3.2	The Chargor, as beneficial owner of the Charged Shares assigns, and agrees to assign, absolutely by way of security to the Chargee:

3.2.1	all the Specified Rights; and

3.2.2	all its rights, present and future relating to the Charged Assets.

4.	Restrictions and Further Assurance

4.1	Security

The Chargor shall not create or permit to subsist any Security over any Charged Assets except for the Charges.

4.2	Disposal

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of, or grant any option or warrant or other similar right with respect to, any Charged Assets.

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4.3	Further Assurance

The Chargor shall promptly do whatever the Chargee reasonably requests:

4.3.1	to perfect or protect the Charges or the priority of the Charges; or

4.3.2	to facilitate the realisation of the Charged Assets pursuant to Clause 8.2 (Exercise of Power of Sale) or the exercise of any powers, authorities, discretions and rights vested in the Chargee, at any time after an Event of Default which is continuing, including, without limitation, executing any transfer, charge, mortgage, assignment or assurance of the Charged Assets (whether to the Chargee or its nominees or otherwise), making any registration and giving any notice, order or direction to the extent requested.

5.	CHARGED ASSETS

5.1	Initial Deposit of Documents

5.1.1	For the purpose of enabling the Chargee to exercise its rights under this Deed, the Chargor shall on the date of this Deed and, where Charged Shares are acquired by it after the date of this Deed, as soon as practicable after the date of such acquisition, and in any event within three (3) Business Days thereof, deposit, or procure that there be deposited, with the Chargee:

(i)	(to the extent that any of the Charged Shares have not been deposited with or are withdrawn from a Clearing System) the certificates in respect of such Charged Shares;

(ii)	an executed but undated share transfer instrument(s) in the form set out in Schedule 3;

(iii)	an executed letter of authorization in the form set out in Schedule 4; and

(iv)	an executed irrevocable appointment of proxy and power of attorney in the form set out in Schedule 5.

5.1.2	The Chargor shall deposit, or procure that there will be deposited such other documents as the Chargee may reasonably require from time to time for the purpose of perfecting its Security over the Charged Assets or for the purpose of vesting the same in itself, its nominee or any purchaser or presenting the same for registration at any time or for any other purpose in connection with the Security created by this Deed.

5.1.3	Upon the accrual, offer, issue or receipt of any Accruing Property, the Chargor shall deposit or cause to be deposited with the Chargee or its nominee documents referred to in Clause 5.1.1 in respect of such Accruing Property.

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5.1.4	Subject to Clause 5.2.1, if any Charged Assets held in uncertificated form in a Clearing System is withdrawn from the Clearing System, the Chargor shall, immediately deposit or cause to be deposited with the Chargee or its nominee documents referred to in Clause 5.1.1 in respect of such Charged Assets upon withdrawal.

5.2	Clearing Systems

5.2.1	The Chargor shall not withdraw any Charged Assets or cause the same to be withdrawn from the Clearing System without the prior written consent of the Chargee.

5.2.2	The Chargor shall, when requested by the Chargee, instruct any Clearing System, settlement system, safe-keeping agent or similar person to transfer to the account of the Chargee (or its nominee) with such Clearing System (or as otherwise required by the Chargee) any Charged Assets then held by any such person for the account of the Chargor or its nominee.

5.3	Voting prior to an Event of Default

Subject to Clause 5.4 (Voting after an Event of Default), the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Charged Shares as it sees fit provided that it does so for a purpose not prohibited by any terms of any Transaction Document.

5.4	Voting after an Event of Default

At any time after an Event of Default and during the continuance of an Event of Default the subject thereof the Chargee shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Charged Shares in such manner as it sees fit, provided that after all Events of Default have ceased to be continuing or been waived and the Chargor has delivered to the Chargee a certificate to that effect, the Chargor shall have the right to exercise the voting and other rights attached to any Share that the Chargor would otherwise be entitled to exercise pursuant to the terms of Clause 5.3(Voting prior to an Event of Default).

5.5	Dividends prior to an Event of Default

Subject to Clause 5.6 (Dividends after an Event of Default), the Chargor is entitled to retain any dividends or any other distribution and, to the extent that legal title to the relevant Charged Shares is vested in the Chargee, the Chargee shall hold all dividends or any other distribution that may be received by it on trust for the Chargor and pay or transfer the same to the Chargor or as it may direct except where any such compliance by the Chargee would cause an Event of Default.

5.6	Dividends after an Event of Default

At any time after an Event of Default and during the continuance of an Event of Default the subject thereof and upon notice by the Chargee, the Chargor shall hold any dividend or any other distribution received by it on trust for the Secured Parties and pay or transfer the same forthwith to the Chargee or as the Chargee may direct, provided that, after all Events of Default have ceased to be continuing or been waived and the Chargor has delivered to the Chargee a certificate to that effect, the Chargee shall pay or transfer to the Chargor (without interest), all dividends, distributions and principal and interest payments that the Chargor would otherwise be permitted to receive, retain and use pursuant to the terms of Clause 5.5 (Dividends prior to an Event of Default).

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5.7	Securities Account

5.7.1	The Chargor shall procure that the Safe-Keeping Agent and any person with whom it maintains any Securities Account shall at all times be authorised to execute all documents and that such persons shall do all such acts in relation to the transfer of the Charged Assets as agent of the Chargor in accordance with the terms of the Transaction Documents.

5.7.2	The Chargor undertakes to sign and deliver to the Safe-Keeping Agent on the date hereof or to:

(i)	any person holding any of the Charged Shares as the Chargee’s nominee upon request by the Chargee; and

(ii)	any person with whom the Chargor maintains the Securities Account and such person who maintains any such Securities Account on the Chargor’s behalf or for the Chargor’s benefit upon request by the Chargee, a letter of instruction to nominee and safe-keeping agent in form set out Schedule 6 in respect of the Charged Assets and use its best endeavours to procure an acknowledgement of such notice in form set out in Schedule 7 to the Chargee from such person(s).

5.8	Power of Attorney

If, at any time after an Event of Default and during the continuance of an Event of Default the subject thereof, any Charged Shares of the Chargor are not held in the Chargor’s name, the Chargor shall promptly upon request deliver to the Chargee an irrevocable power of attorney, expressed to be given by way of security and executed as a deed (or in any other appropriate manner as the Chargee may specify) by the person in whose name those Charged Shares are held. That power of attorney shall appoint the Chargee, as the attorney of the holder and shall be in such form as the Chargee requires.

6.	General Undertakings

6.1	Defence of Title

The Chargor shall defend its and the Chargee’s title or interest in and to all the Charged Assets against any and all Security (other than the Charges created pursuant to this Deed), however arising, and any and all persons whomsoever.

6.2	Authorisations

The Chargor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all Authorisations required in or by the Laws of Hong Kong to enable it lawfully to enter into and perform its obligations under this Deed and to ensure the legality, validity, enforceability and admissibility in evidence in Hong Kong of this Deed.

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6.3	No Action

The Chargor shall not take any action which would cause any of the representations made in Clause 7 (Representations and Warranties) to be untrue or incorrect in any respect at any time during the Security Period.

6.4	Representations Untrue

The Chargor shall notify the Chargee of the occurrence of any event which results in (or may reasonably be expected to result in) any of the representations made in Clause 7 (Representations and Warranties) being untrue when made or when deemed to be repeated.

6.5	Registration

The Chargor shall:

6.5.1	immediately after execution of this Deed, create and maintain a register of charges (the “Register of Charges”) of the Chargor in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI Act”) to the extent this has not already been done;

6.5.2	enter particulars as required by the BVI Act of the security interests created pursuant to this Deed in the Register of Charges and immediately after entry of such particulars has been made, and in any event within three (3) Business Days after execution of this Deed, provide the Security Agent with a certified true copy of the updated Register of Charges;

6.5.3	effect registration, or assist the Security Agent in effecting registration, of this Deed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar of Corporate Affairs”) pursuant to section 163 of the BVI Act by making the required filing, or assisting the Security Agent in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Security Agent within three (3) Business Days after execution of this Deed that such filing has been made; and

6.5.4	(if applicable) immediately on receipt, and in any event within fifteen (15) Business Days of the date of this Deed, deliver or procure to be delivered to the Security Agent, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of charge.

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7.	Representations and Warranties

The Chargor makes the representations and warranties set out in Clauses 7.1 (Binding Obligations) to 7.13 (Repetition) and acknowledges that the Chargee has entered into this Deed in reliance on those representations and warranties.

7.1	Binding Obligations

Subject to the Perfection Requirements, the obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable.

7.2	Status, Validity and Admissibility in Evidence

7.2.1	The Chargor is a company duly incorporated with limited liability, validly existing and in good standing under the laws of the British Virgin Islands and is solvent.

7.2.2	All Authorisations required or desirable:

(i)	to enable the Chargor to lawfully enter into, exercise its rights and comply with its obligations in this Deed and the transactions contemplated by it;

(ii)	to make this Deed admissible in evidence in Hong Kong; and

(iii)	to enable it to create the Charges and to ensure that the Charges have and will have the priority and ranking which they are expressed to have,

have been obtained or effected and are in full force and effect save for the Perfection Requirements.

7.2.3	The Listco is duly incorporated and validly existing under the Laws of the Cayman Islands. The Listco has full power, authority and legal right to own its property and assets and to carry on its businesses.

7.3	No Conflicts

The Chargor’s execution of this Deed and the exercise of its rights and performance of its obligations under this Deed do not and will not conflict with any of its constitutional documents, any applicable Law or any agreement, deed, mortgage, bond or other instrument to which it is a party or which is binding upon it or any of its assets nor result in a requirement for the creation of any Encumbrance over any of its assets.

7.4	No Filing or Stamp or Other Taxes

Except for the Perfection Requirements, it is not necessary, under the Laws of its jurisdiction of incorporation, that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to this Deed or the transactions contemplated by this Deed.

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7.5	No Deductions or Withholdings

The Chargor will not be required to make any deduction or withholding from any payment it may make under this Deed.

7.6	Ranking

This Deed creates in favour of the Chargee the Security which it is expressed to create, with the ranking and priority it is expressed to have.

7.7	Title

The Chargor has good and valid title to the assets which are expressed to be subject to the Security created by or pursuant to this Deed, free from all Security.

7.8	No Winding-up

The Chargor has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its Winding-up or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues and no other steps which are similar or which would have a similar effect have been taken in its jurisdiction of incorporation or elsewhere.

7.9	Charged Shares Fully Paid etc.

The particulars of the Charged Shares set out in Schedule 1 (Particulars of Charged Shares) are true and accurate, and the Charged Shares have been duly authorized, validly issued and fully paid or credited as fully paid, are listed and tradable on the New York Stock Exchange and subject to the Security created by this Deed free from any Encumbrance and the terms of the articles of association of the Listco do not restrict or otherwise limit the Chargor’s right to transfer or charge such Charged Shares. There are no moneys or liabilities outstanding or payable in respect of any of the Charged Shares.

7.10	Choice of Law

In any proceedings taken in its jurisdiction of incorporation in relation to this Deed, the choice of Hong Kong Law as the governing law of this Deed and any judgment obtained in Hong Kong will be recognised and enforced.

7.11	No Adverse Interests

Subject only to the Security created by this Deed, no person other than the Chargor has any legal or beneficial interest (or any right to claim any such interest) in the Charged Assets and the Chargor has not received notice of any such claim.

7.12	No Disposals

Subject only to the Security created by this Deed, the Chargor has not transferred, mortgaged, charged or otherwise disposed of (or agreed to transfer, mortgage, charge or otherwise dispose of), whether by way of security or otherwise, all or any of its right, title and interest in and to or the benefit of the Charged Assets or any part of it.

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7.13	Repetition

The representations and warranties set out in Clauses 7.1 (Binding Obligations) to 7.12 (No Disposals) are made on the date of this Deed and are deemed to be repeated on each day during the Security Period with reference to the facts and circumstances then existing.

8.	Enforcement

8.1	When Enforceable

The Charges shall be enforceable, and the power of sale and other powers conferred by the Ordinances as varied and extended by this Deed shall be exercisable upon an Event of Default which is continuing.

8.2	Exercise of Power of Sale

The power of sale arising under the CPO shall arise upon this Deed becoming enforceable (and the Secured Obligations shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by sections 51 (Powers of mortgagee and receiver) and 53 (Sale by mortgagee) of and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as varied or extended by this Deed and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Chargee at any time on or after the occurrence of an Event of Default which is continuing. Paragraph 11 of the Fourth Schedule to the CPO shall not apply to this Deed.

9.	RECEIVERS

9.1	Appointment of Receivers

At any time after an Event of Default (whether or not the Chargee shall have taken possession of the Charged Assets), the Chargee may by a written instrument and without notice to the Chargor appoint one or more persons as Receiver of the Charged Assets or any part of them, each such person being entitled to act individually as well as jointly and being for all purposes the agent of the Chargor.

9.2	Powers and Rights of a Receiver

The Receiver shall be the agent of the Chargor and the Chargor shall be solely responsible for the Receiver’s acts or defaults and for the Receiver’s remuneration and the Receiver shall, in addition to all powers conferred upon chargees or receivers under the Laws of Hong Kong, (including without limitation the Ordinances) or otherwise, have the rights set out in Schedule 8 (Rights of Chargee and Receiver).

10.	Chargee’s Rights

At any time after an Event of Default which is continuing(whether or not the Chargee or a Receiver shall have taken possession of the Charged Assets or a Receiver shall have been appointed), the Chargee shall have, and may in its absolute discretion and without notice to the Chargor or prior authorisation of any court, exercise, all of the rights set out in Schedule 8 (Rights of Chargee and Receiver) and all of the powers, authorities and discretions granted to a Receiver under this Deed and by Law.

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11.	Order of Distributions

11.1	Application of Proceeds

All amounts received or recovered by the Chargee or any Receiver in exercise of their rights under this Deed shall, subject to the rights of any creditors having priority, be applied in the order provided in Clause 11.2 (Order of Distributions).

11.2	Order of Distributions

The order referred to in Clause 11.1 (Application of Proceeds) is:

11.2.1	in or towards payment of amounts (including costs, losses, liabilities and expenses of and incidental to the realisation or enforcement of the Security) incurred by the Chargee and/or any Receiver appointed under this Deed, including remuneration and any outgoings of any Receiver;

11.2.2	in or towards the payment of Secured Obligations owing to the Secured Parties on the date of such application and, if such moneys shall be insufficient to pay such amounts in full, then rateably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

11.2.3	in payment of any surplus to the Chargor or other person lawfully entitled to it or as a court of competent jurisdiction may determine.

12.	Liability of Chargee

The Chargor agrees with the Chargee that neither the Chargee nor its nominee (including any Receiver and the Safe-Keeping Agent) will have any liability for:

12.1	failing to present any coupon or other document relating to any of the Charged Assets;

12.2	accepting or failing to accept any offer relating to any of the Charged Assets;

12.3	failing to pay any call, installments or other payments which may be due and payable in respect of the Charged Assets;

12.4	failing to attend or vote at any meetings relating to the Charged Assets;

12.5	failing to notify the Chargor of any matters mentioned in this Clause 12 (Liability of Chargee) or of any communication received by the Chargee in relation to the Charged Assets;

12.6	relinquishing possession of the Charged Assets at any time after the Chargee or any Receiver has taken possession of the Charged Assets; or

12.7	any loss arising out of or in connection with the exercise or non-exercise of any rights or powers attaching or accruing to the Charged Assets or which may be exercised by the Chargee or any nominee for the Chargee under this Deed (whether or not on sale or other realisation of the Charged Assets a better price could have or might have been obtained by either deferring or advancing the date of sale or realisation or otherwise).

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13.	Power of Attorney

13.1	Appointment

The Chargor by way of security irrevocably (within the meaning of section 4 of the Powers of Attorney Ordinance (Cap. 31) of the Laws of Hong Kong) appoints the Chargee and any Receiver severally as its attorney (with full power of substitution), to, at any time after an Event of Default which is continuing, on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

13.1.1	do anything which the Chargor or any Receiver is obliged to do (but has not done) under any Transaction Document to which it is a party (including to execute charges over, transfers, conveyances, mortgages, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

13.1.2	exercise any of the rights conferred on the Chargee in relation to the Charged Assets or under any Transaction Document, the Ordinances or under general Law.

13.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1 (Appointment).

14.	Protection of Third Parties

14.1	No Duty to Enquire

No purchaser or other person dealing with the Chargee, any other Secured Party or any Receiver shall be concerned to enquire:

14.1.1	whether the rights conferred by or pursuant to any Transaction Document are exercisable;

14.1.2	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

14.1.3	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

14.1.4	as to the application of any money borrowed or raised.

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14.2	Protection to Purchasers

Upon any sale or disposal of the Charged Assets or any part thereof which the Chargee shall make or purport to make under the provisions of this Deed, a statement in writing from the Chargee that the Charges have become enforceable and that the power of sale has become exercisable shall be conclusive evidence of the fact in favour of any purchaser or other person to whom any of the Charged Assets may be transferred and such purchaser or other person will take the same free of any rights of the Chargor.

15.	Saving Provisions

15.1	Continuing Security

Subject to Clause 16 (Discharge of Security), the Charges shall constitute continuing Security and shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement

If any payment by the Chargor or any discharge given by the Chargee (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

15.2.1	the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

15.2.2	each Secured Party shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

15.3	Waiver of Defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Transaction Document or any of the Charges (without limitation and whether or not known to it or any Secured Party) including:

15.3.1	any time, waiver or consent granted to, or composition with, the Chargor or other person;

15.3.2	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

15.3.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

15.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

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15.3.5	any amendment (however fundamental) or replacement of a Transaction Document or any other document or security;

15.3.6	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

15.3.7	any insolvency, liquidation or Winding-up of the Chargor or similar proceedings with respect to the Chargor; or

15.3.8	this Deed or any other Transaction Document not being executed by or binding against any person intended or expressed to be party thereto.

15.4	Immediate Recourse

The Chargor waives any right it may have of first requiring the Chargee or any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any Law or any provision of a Transaction Document to the contrary.

15.5	No Competition

Any right which the Chargor may have (a) by way of subrogation, contribution or indemnity in relation to the Secured Obligations or (b) otherwise to claim or prove as a creditor of any person or its estate in competition with the Chargee or any other Secured Party, shall be exercised by the Chargor only if and to the extent that the Chargee so requires and in such manner and upon such terms as the Chargee may specify and the Chargor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Chargee for application in accordance with the terms of this Deed as if such moneys, rights or security were held or received by the Chargee under this Deed.

15.6	Deferral of Chargor’s Rights

Until all the Secured Obligations have been irrevocably paid in full and all facilities which might give rise to Secured Obligations have terminated and unless the Chargee otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its Secured Obligations to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Transaction Documents or of any guarantee or other security taken pursuant to, or in connection with, the Transaction Documents by any Secured Party.

15.7	Additional and Independent Security

The Charges are in addition to and independent of, and are not in any way prejudiced by, or merge with, any other guarantees or Security (or any right of set-off) now or subsequently held by any Secured Party.

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16.	Discharge of Security

16.1	Continuing Security

This Deed shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Chargor and the successors thereof and shall inure to the benefit of the Chargee and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Secured Obligations (other than any contingent indemnity obligations not then due) and the obligations of the Chargor under this Deed shall have been satisfied by payment in full.

16.2	Documents for Release

In connection with any termination or release pursuant to Clause 16.1 (Continuing Security), the Chargee shall execute and deliver to the Chargor, at the Chargor’s expense, all documents that the Chargor shall reasonably request to evidence such termination or release, including the re-assignment of the Charged Assets and return of all the documents to the Chargor which have been deposited with or delivered to the Chargee under this Deed. Any execution and delivery of documents pursuant to this Clause 16.2 (Documents for Release) shall be without warranty by the Chargee.

17.	COSTS, CHARGES, EXPENSES and Stamp Taxes

17.1	Costs, Charges and Expenses

The Chargor shall from time to time forthwith on demand pay to or reimburse the Chargee, or (as the case may be) each Receiver for:

17.1.1	all costs, Tax, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by the Chargee or the Receiver in connection with the preparation, execution and registration of this Deed, any other documents required in connection herewith and any amendment to or extension of, or the giving of any consent or waiver or release in connection with, this Deed;

17.1.2	all costs, Tax, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by the Chargee or the Receiver in exercising any of its or their rights or powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its or their rights hereunder or in connection with the preservation or attempted preservation of any or all of the Shares or in defending any claims brought against it or them in respect of this Deed or the Chargor’s interest in any or all of the Shares or in releasing or re-assigning this Deed upon payment of all moneys hereby secured; and

17.1.3	all remuneration payable to any Receiver,

and, until payment of the same in full, all such costs, charges, expenses and remuneration shall be secured by this Deed.

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17.2	Stamp Duty and Other Taxes

The Chargor shall pay all stamp duty, registration and notarisation fees and other similar Taxes payable in respect of or in connection with the entry into, performance or enforcement against the Chargor of any Transaction Document to which it is a party (including the enforcement of the Security created by this Deed). Within three (3) Business Days after demand by a Secured Party, the Chargor shall indemnify such Secured Party for any cost, loss or liability such Secured Party incurs in relation to any such stamp duty, registration and notarisation fees and other similar Taxes.

18.	Tax Gross Up and Indemnities

18.1	Grossing Up

Each payment made by the Chargor to the Chargee under this Deed shall be made free and clear of and without deduction for or on account of tax unless the Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Chargee receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

18.2	Payments without Set-Off

Any payment made by the Chargor under this Deed shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

18.3	Manner of Payment

Each payment made by the Chargor under this Deed shall be paid in the manner in which payments are to be made by the Chargor under the Transaction Documents.

19.	Conduct of Business by the Secured Parties

No provision of this Deed will:

19.1	interfere with the right of each Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

19.2	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

19.3	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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20.	Payments

20.1	Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the Currency of Account and to such account, with such financial institution and in such other manner as the Chargee may direct.

20.2	Continuation of Accounts

At any time after:

20.2.1	the receipt by any Secured Party of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets; or

20.2.2	the presentation of a petition or the passing of a resolution in relation to the Winding-up of the Chargor,

any Secured Party may open a new account in the name of the Chargor (whether or not it permits any existing account to continue). If that Secured Party does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Transaction Document to which the Chargor is a party.

21.	Set-Off

Any Secured Party may set off any matured obligation due from the Chargor under this Deed (to the extent beneficially owned by the Chargee) against any matured obligation owed by such Secured Party to the Chargor, regardless of the place of payment, booking breach or currency of either obligation. If the obligations are in different currencies such Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.	Rights, Amendments, Waivers, Determinations and ASSIGNMENT

22.1	Exercise of Rights

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under any Transaction Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Transaction Documents are cumulative and not exclusive of any rights or remedies provided by Law.

22.2	Amendments and Waivers

Any term of this Deed may be amended or waived only with the written consent of the Chargee and the Chargor.

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22.3	Determinations

Any certification or determination by the Chargee or any Secured Party under any Transaction Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

22.4	Assignment

22.4.1	The Chargor shall not, and shall not be entitled to, assign or transfer any of its rights (if any) and/or obligations hereunder.

22.4.2	The Chargee may at any time assign or transfer all or any part of its rights, benefits and obligations under or arising out of this Deed to any one or more persons (an “assignee”) to whom the whole or any part of the Chargee’s rights, benefits and obligations under the Transaction Documents shall be assigned or transferred. All agreements, representations and warranties made herein shall survive any assignments made pursuant to this Clause 22.4.2 and shall enure to the benefit of all assignees as well as the Chargee.

22.4.3	The Chargee may disclose to an assignee or potential assignee in accordance with Clause 31 (Confidentiality) such information about the Chargor, this Deed and/or the security constituted hereby as the Chargee shall consider appropriate.

23.	Separate and independent Obligations

The Charges are separate from and independent of the Security created or intended to be created by or in connection with any Transaction Document.

24.	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.

25.	CURRENCY CONVERSION

In order to apply any sum held or received by the Chargee or a Receiver in or towards payment of the Secured Obligations, the Chargee or such Receiver may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Chargee or such Receiver is able to effect such purchase.

26.	CURRENCY INDEMNITY

If any sum due from the Chargor under this Deed or any order or judgment given or made in relation to this Deed has to be converted from the currency (the “first currency”) in which the same is payable under this Deed or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Chargor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, the Chargor shall indemnify and hold harmless the Chargee and each other Secured Party from and against any loss it suffers or incurs as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Chargee or such other Secured Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

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27.	Notices

27.1	Communications in Writing

Any notice required or permitted pursuant to the Deed shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax or similar means to the address or fax number of the relevant Party as provided in Clause 27.3 (or at such other address as such Party may designate by five (5) days’ advance written notice to the other Parties to this Deed given in accordance with this Clause 27).

27.2	Deemed Notice

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered by hand, at the time of delivery; (b) if sent by pre-paid post, on the fourth (4th) Business Day after the time of posting; and (c) if given or made by fax, immediately after it has been despatched with a confirmation that all pages have been transmitted except where dispatch is not on a Business Day. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a Business Day) in the time zone of the territory of recipient under the preceding provisions of this Clause 27.2, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a prepaid letter or that the facsimile transmission was despatched and a confirmatory transmission report or other acknowledgement of good receipt was received.

27.3	Addresses

The address and fax numbers for service of a notice in connection with this Deed are:

The Chargor :

Name:	Morgancreek Investment Holdings Limited

Address:	18/F, Tower A, Global Trade Center, 36 North 3rd Ring Road East, Dongcheng District, Beijing

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Fax Number:	+8610 59575252

Attention:	Shi Botao

The Chargee :

Name:	Haitong International Securities Company Limited

Address:	22/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong

Fax number:	+852 2810 5268

Attention:	Joyce He

27.4	Exceptions relating to Legal Process

For the avoidance of doubt, the provisions of this Clause 27 (Notices) shall not apply in relation to the service of any claim form, application notice, order, judgment or other notice of legal process relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed.

28.	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

29.	Further Instruments and actions

The Chargor agrees to execute such further documents and/or instruments and to take such further actions as may be required by the Chargee to give effect to any term and carry out the intent of this Deed, including without limitation to the foregoing, for the purpose of the creation, perfection, protection or maintenance of the Security conferred or intended to be conferred on the Chargee by or pursuant to the Charges.

30.	Governing Law and Jurisdiction

30.1	Governing Law

This Deed shall be governed by and construed in accordance with the Laws of Hong Kong without regard to any conflict of laws principles which may exclude the Laws of Hong Kong.

30.2	Jurisdiction

Each Party agrees that any legal action or proceeding arising out of or relating to this Deed may be brought in the courts of Hong Kong and irrevocably submits to the exclusive jurisdiction of such courts.

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30.3	No Limitation on Right of Action

This Clause 30 (Governing Law and Jurisdiction) is for the benefit of the Chargee only. Nothing herein shall limit the right of the Chargee to commence any legal action against the Chargor and/or its respective property in any other jurisdiction or to serve process in any manner permitted by Law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

30.4	Waiver; Final Judgment Conclusive.

The Chargor irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Deed and any claim that any such legal action has been brought in an inconvenient or inappropriate forum. The Chargor also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

30.5	Consent to Enforcement.

The Chargor consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

30.6	Waiver of Immunity.

To the extent that the Chargor may now or hereafter be entitled, in any jurisdiction in which proceedings may at any time be commenced with respect to this Deed, to claim for itself or its assets any immunity (sovereign or otherwise) from suit, jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Deed and/or to the extent that in any such jurisdiction there may be attributed to the Chargor, any such immunity (whether or not claimed), the Chargor hereby to the fullest extent permitted by applicable Law irrevocably agrees not to claim, and hereby to the fullest extent permitted by applicable Law waive, any such immunity.

30.7	Appointment of Process Agent.

The Chargor irrevocably appoints King Fair Secretaries Limited whose address is Room 1701, 9 Chong Yip Street, Kwun Tong, Kowloon, Hong Kong as its process agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the process agent named above (or its successor) no longer serves as process agent of the Chargor for this purpose, the Chargor shall promptly appoint a successor agent and notify the Chargee thereof. Failing such appointment within 7 days after the date of cessation of services as a process agent, the Chargee may appoint a substitute process agent for the Chargor. The Chargor agrees that any such legal process is sufficiently served on it if delivered to such process agent for service at its registered office for the time being in Hong Kong whether or not such process agent gives notice thereof to the Chargor. Nothing herein affects the right to serve process in any other manner permitted by Law.

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31.	CONFIDENTIALITY

31.1	Confidential Information.

Except as may be required by Law, none of the Parties hereto shall disclose to any third party the transactions contemplated hereby (“Confidential Information”) without prior approval by the other Party hereto.

31.2	Chargor’s Right of Disclosure.

Notwithstanding anything to the contrary contained herein and subject to applicable Law, the Chargor shall have the right to disclose: (1) the Confidential Information to its Affiliates and their respective Representatives who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set out in this Clause 31 (Confidentiality), (2) any information to any parties who need to know such information for purpose of the Transaction Documents, (3) any information as required by or in connection with any Law, Government Authorities, stock exchange, legal process, litigation, arbitration, administrative or other investigation, proceedings and/or dispute, and (4) the Confidential Information to any Person to which disclosure is approved in writing by the Chargee.

31.3	Chargee’s Right of Disclosure.

Notwithstanding anything to the contrary contained herein and subject to applicable Law, the Chargee shall have the right to disclose:

31.3.1	any Confidential Information to its Affiliates and its or their respective Representatives who need to know such information; provided, however, that any such person shall be advised of the confidential nature of the Confidential Information, except that there shall be no such obligation to so advise if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

31.3.2	any information for fund and inter-fund reporting purposes;

31.3.3	any information as required by or in connection with any Law, Governmental Authorities, stock exchanges, legal process, litigation, arbitration, administrative or other investigations, proceedings and/or disputes;

31.3.4	any information to bona fide prospective purchasers/investor of the Notes or any Listco Shares, security or other interests in the Company or the Listco, including assignees or transferees (or potential assignees or transferees) to whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Transaction Documents and any of such person’s Affiliates, Representatives and professional advisors;

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31.3.5	any information contained in press releases or public announcements of the Chargor; and

31.3.6	any information to any Person with the consent of the Chargor.

31.4	Exceptions to Disclosure Obligations.

In the event that the Chargor is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws of any jurisdiction) to disclose any Confidential Information, the Chargor shall to the extent permitted by Law provide the Chargee with prompt written notice of that fact and shall consult with the Chargee regarding such disclosure. At the request of the Chargee, the Chargor shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the Chargee, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Chargor shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

31.5	Limitations.

Notwithstanding any other provision of this Clause 31 (Confidentiality), the confidentiality obligations of the Parties under this Clause 31 (Confidentiality) shall not apply to: (a) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; (c) information which was in the public domain or otherwise known to the restricted Party before it is furnished to it by another party hereto or, after it is furnished to that restricted Party, enters the public domain without breach by that restricted Party of this Clause 31 (Confidentiality); or (d) information which a restricted Party develops independently without reference to the Confidential Information.

[The remainder of this page has been left intentionally blank]

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Schedule 1

PARTICULARS OF CHARGED SHARES

Beneficial Owner	Number and Class of Shares	Share Nos (if in certificated form)
Morgancreek Investment Holdings Limited	4,660,976 ADSs	N/A

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Schedule 2

SECURITIES ACCOUNT

Type of Account	Account Name and Number
Margin	Morgancreek Investment Holdings Limited A/C No..: 02-0296191-33

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Schedule 3

form of SHARE transfer

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

incorporated in the Cayman Islands

Company No. 200093

(the “Company”)

SHARE TRANSFER INSTRUMENT

We, Morgancreek Investment Holdings Limited, of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands (the Transferor) DO HEREBY transfer to Haitong International Securities Company Limited, of 22/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong, the 4,660,976 ADSs standing in our name in the share register of the Company.

This share transfer instrument is governed by Hong Kong law.

As witness the hand of a duly authorised representative of the Transferor this _____ day of __________________, 20_____.

Executed for and on behalf of	)
Morgancreek Investment Holdings Limited	)
acting by its duly authorised director	)	(Director)

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Schedule 4

FORM OF LETTER OF AUTHORIZATION

22 November 2016

From :	Morgancreek Investment Holdings Limited (the “Chargor”)

To :	Haitong International Securities Company Limited (the “Chargee”)

Dear Sirs,

Share Charge (the “Share Charge”) dated 22 November 2016 between the Chargor and the Chargee in respect of shares in Concord Medical Services Holdings Limited (the “Listco”)

Except as otherwise provided herein, terms and expressions defined in the note purchase agreement dated 21 November 2016 (as the same may be amended, supplemented or otherwise modified from time to time) (the “Note Purchase Agreement”), entered into by and among the Chargor and the Chargee shall have the same meanings herein.

We refer to the executed but undated share transfer instrument and such other documents as we may deliver to you pursuant to the terms of the Share Charge from time to time (the “Documents”).

We hereby authorise you to date, deliver, and give full effect to and otherwise complete the Documents in the event that the security constituted by the Share Charge shall have become enforceable in accordance with its terms.

We confirm that you may delegate the authority conferred by this letter to any of your successors and assigns as Chargee in relation to the charge granted or to be granted over shares in the Listco.

Yours faithfully

For and on behalf of

MORGANCREEK INVESTMENT HOLDINGS LIMITED

Name: [●]

Title: Director

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Schedule 5

form of irrevocable APPOINTMENT OF proxy AND POWER OF ATTORNEY

Morgancreek Investment Holdings Limited

We, Morgancreek Investment Holdings Limited, (Company No. 1796272), a private company limited by shares incorporated under the laws of the British Virgin Island with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Chargor”), being the beneficial owner of 13,982,928 ordinary shares (the “Shares”) in the share capital of Concord Medical Services Holdings Limited, a public company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby makes, constitutes and appoints Haitong International Securities Company Limited (the “Attorney”), in the event that the security constituted by the Share Charge (as defined below) shall have become enforceable in accordance with its terms, as the true and lawful attorney and proxy of the undersigned with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Shares at all general meetings of shareholders or stockholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Share Charge referred to below and the undersigned hereby ratifies and confirms all that the Attorney or its nominee or nominees shall do or cause to be done by virtue hereto.

The Shares have been charged to the Attorney pursuant to a Share Charge dated 22 November 2016 between the Chargor and the Attorney (the “Share Charge”).

This power of attorney and proxy is given to secure a proprietary interest of the donee of the power and is irrevocable and shall remain irrevocable as long as the Share Charge is in force.

This power of attorney and proxy shall be governed by and construed in accordance with the laws of Hong Kong.

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IN WITNESS whereof this instrument has been duly executed this      day of November 2016 as a deed.

The Common Seal of MORGANCREEK INVESTMENT HOLDINGS LIMITED was hereunto affixed in the presence of:	) ) ) ) ) )	(common seal)
)
)
	)	Signature of authorized person
)
)
	)	Office held
)
)
	)	Name of authorized person

Witness Signature:

Name:

Address:

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Schedule 6

Form of INSTRUCTION TO NOMINEE AND Safe-Keeping Agent

22 November 2016

From :	Morgancreek Investment Holdings Limited

To :	Haitong International Securities Company Limited

Dear Sirs,

Morgancreek Investment Holdings Limited (Account number: 02-0296191-33) (the “Account”)

We give you notice that by a Share Charge dated 22 November 2016 (the “Charge”) (a copy of which is attached), we have charged and assigned to Haitong International Securities Company Limited (the “Chargee”) all our right, title and interest in and to all shares and monies which may now or in the future be held in our name with you in the Account together with all interest earned and dividends received from time to time thereon and the debts represented by such shares, monies, interest and dividend.

Please note that under the terms of the Charge, we are not entitled to transfer any shares and withdraw any monies from the Account without the prior consent in writing of the Chargee.

We irrevocably authorise and instruct you:

(i)	to disclose to the Chargee without any reference to or further authority from us and without any inquiry by you as to the justification for such disclosure, such information relating to the Account and the sums and shares therein as the Chargee may, at any time and from time to time, request you to disclose to it;

(ii)	subject to the Chargee’s written directions, to hold all shares and sums from time to time in the Account to the order of the Chargee;

(iii)	(after your receipt of your fees, costs and expenses and any taxes and duties payable) to pay, transfer or release all or any part of the sums and/or shares from time to time in the Account in accordance with the written instructions of the Chargee at any time or times;

(iv)	to comply with the terms of any written notice, statement or instructions (including for the avoidance of doubt, by way of facsimile transmission) which you receive at any time from the Chargee and which in any way relate to or purport to relate to the Charge, the Account and the shares and sums in the Account from time to time or the debts represented thereby without any reference to or further authority from us and without any inquiry by you as to the justification for or validity of such notice or instructions.

We agree that you shall not be bound to enquire whether the right of the Chargee to withdraw any monies or to transfer any shares from the Account has arisen or be concerned with the propriety or regularity of the exercise thereof or be concerned with notice to the contrary or be concerned with or responsible for the application of any monies or any shares received by the Chargee.

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Please also note that these instructions are not to be revoked or varied without the prior written consent of the Chargee.

This letter shall be governed by and construed in accordance with Hong Kong law.

Please acknowledge receipt of this letter and your acceptance of the instructions and authorisations contained in it by signing the attached form of acknowledgement and agreement and returning it to the Chargee with a copy to ourselves.

Yours faithfully,

For and on behalf of

MORGANCREEK INVESTMENT HOLDINGS LIMITED

Name:

Title:

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Schedule 7

Form of acknowledgement

22 November 2016

To :	Haitong International Securities Company Limited
Cc :	Morgancreek Investment Holdings Limited

Dear Sirs,

We acknowledge receipt of a notice dated 22 November 2016 and addressed to us by Morgancreek Investment Holdings Limited (the “Chargor”) regarding the securities account mentioned in such notice (the “Account”).

We acknowledge and confirm that:

(a)	we accept the instructions and authorisations contained in the notice and agree to comply with its terms;

(b)	we do not have and, until you give us notice in writing (including, for the avoidance of doubt, by way of facsimile transmission) that the Account and the shares and monies from time to time standing to the credit thereof have been released from the charge granted in your favour by the Chargor pursuant to the terms of the Share Charge dated 22 November 2016 between the Chargor and you, will not make or exercise any claims or demands, rights of combination, consolidation or set-off or any other equities against the Chargor in respect of the Account and the shares and monies from time to time standing to the credit thereof (other than in connection with and to the extent only of the recovery of our fees, costs and expenses and any taxes and duties payable in connection with our role as safekeeping agent and in connection with the operation and administration of the Account); and

(c)	we have not received any notice that any third party has or may have any rights, title or interest in or to, or has made or may be making any claim or demand or taking any action against, the Account and the shares and monies from time to time standing to the credit thereof.

Until you give us notice in writing (including, for the avoidance of doubt, by way of facsimile transmission) that the Account and the shares and monies from time to time standing to the credit thereof have been released from the fixed charge granted to you by the Chargor, we shall not permit any transfers or withdrawals to be made from the Account without your prior written authority.

For the avoidance of doubt, our undertaking in this acknowledgement does not and will not apply to any securities, receivable, monies or other property deposited with us or any account opened with us, other than the Account and those securities, receivables, monies and other property deposited in the Account.

This acknowledgement shall be governed by and construed in accordance with Hong Kong Law.

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Yours faithfully

For and on behalf of

Haitong International Securities Company Limited

Name:

Title:

36

Schedule 8

RIGHTS OF CHARGEE AND RECEIVER

Each of the Chargee and the Receiver shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and on such terms and conditions as the Chargee or the Receiver (as the case may be) thinks fit, and either alone or jointly with any other person:

(a)	Enter into possession

to take possession of, get in and collect the Charged Assets and to require payment to it of all dividends;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public or private offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

(e)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(f)	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(g)	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Chargee would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets; and

(h)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Chargee under or by virtue of any Transaction Document to which the Chargor is party, the CPO or any other applicable Laws.

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EXECUTION PAGE

IN WITNESS whereof the Parties have executed or signed as a deed / under hand and delivered on the day and year first above written.

The Chargor

EXECUTED and DELIVERED AS A DEED by MORGANCREEK INVESTMENT HOLDINGS LIMITED The Common Seal is affixed in accordance with its artless of associations in the presence of:	) ) ) ) ) ) ) )
)
	)	/s/ Yang Jianyu
	)	Signature of authorized person
)
)
	)	Office held
)
	)	Yang, Jianyu
	)	Name of authorized person

Witness Signature:	/s/ Shi Botao

Name:	Shi, Botao

Address:	18/F, Tower A, Global, Trade Center, Dongcheng District, Beijing

Occupation:	Manager

[Signature Page to Share Change]

The Chargee

SIGNED for and on behalf of HAITONG INTERNATIONAL SECURITIES COMPANY LIMITED	) ) ) )
)
	)	/s/ Sun Jianfeng
	)	Name: Sun, Jianfeng
	)	Title: Director

[Signature Page to Share Change]